Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Willbros Group, Inc.:
We consent to the use of our report dated April 23, 2010, with respect to the consolidated balance sheets of InfrastruX Group, Inc. as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Seattle, WA
April 11, 2011